October 8, 2013

Kathleen Kennedy Townsend Joins Lightbridge Board of Directors

2013MCLEAN, Va., Oct. 8, 2013 (GLOBE NEWSWIRE) -- Lightbridge Corporation (Nasdaq:LTBR), a leading innovator of next generation nuclear fuel designs and provider of nuclear energy consulting services to commercial and governmental organizations, today announced that the Honorable Kathleen Kennedy Townsend, Director at The Rock Creek Group and Lieutenant Governor of Maryland from 1995 to 2003, has been named to the Company's Board of Directors effective immediately. Ms. Townsend, a former Lightbridge Senior Advisor, succeeds Jack D. Ladd, a distinguished attorney specializing in energy and Dean of the School of Business and Engineering at the University of Texas of the Permian Basin, who stepped down after seven years to serve as a Lightbridge Senior Advisor.

"We look forward to Kathleen's insight and guidance as a member of the Lightbridge board as well as chair of the board's Audit Committee," said Ambassador Thomas Graham, Jr., Executive Chairman. "She is an important addition to Lightbridge as the Company continues to advance development and commercialization of its innovative nuclear fuel technology."

"Lightbridge's nuclear fuel technology places the Company on the threshold of a new era in commercial power," Ms. Townsend said. "The indicated benefits of Lightbridge fuel will help the nuclear utility industry deliver safe, low-carbon, baseload power through enhanced operating economics on a global scale. I'm excited to be a part of these developments."

Ms. Townsend has a a long history of accomplishments in the public and private sectors. She is a Director at The Rock Creek Group, a Washington, D.C. based investment advisor founded by the former treasurer of the World Bank. She was the State of Maryland's first woman Lieutenant Governor. She had responsibility for a multibillion-dollar budget and oversight of major cabinet departments. Before her 1995 election, Ms. Townsend served as Deputy Assistant Attorney General of the United States. She led the planning to put 100,000 police officers into communities and she ignited the Police Corps, a program to give college scholarships to young people who pledge to work as police officers for four years after graduating. Earlier in her career, Ms. Townsend served as the founder and director of the Maryland Student Service Alliance.

Ms. Townsend is an honors graduate of Harvard University, and earned her law degree from the University of New Mexico. She has received 12 honorary degrees. A member of the bar in Maryland, Connecticut and Massachusetts, she is also a certified broker-dealer and author.

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, Virginia with operations in Abu Dhabi, Moscow and London. The Company develops proprietary, proliferation resistant, next generation nuclear fuel technologies for current and future nuclear reactor systems. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statement

This news release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CONTACT: Gary Sharpe
Investor Relations
Lightbridge Corporation
571-730-1213
gsharpe@ltbridge.com